Exhibit 99.1

NEWS RELEASE

Contact:
FOR IMMEDIATE RELEASE	Transcontinental Realty Investors, Inc.
Investors Relations
(800) 400-6407
investor.relations@primeasset.com
Transcontinental Realty Investors, Inc. Reports Third Quarter 2010 Results
DALLAS (November 15, 2010) — Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported results of operations for the third quarter ended September 30, 2010. TCI announced today that the Company reported a net loss applicable to common shares of $40.4 million or $4.99 per diluted earnings per share, as compared to a net loss applicable to common shares of $54.8 million or $6.75 per diluted earnings per share for the same period ended 2009.
Rental and other property revenues were $101.8 million for the nine months ended September 30, 2010. This represents an increase of $1.2 million, as compared to the prior period revenues of $100.6 million. The change, by segment, is an increase in the apartment portfolio of $3.9 million, an increase in the land and other portfolios of $0.7 million, offset by a decrease in the commercial portfolio of $3.4 million. The addition of newly constructed apartment complexes has increased our rental revenues by $2.7 million, with the same properties increasing by $1.2 million. Within the commercial portfolio, the same property portfolio decreased by $3.4 million due to an increase in vacancy, which we attribute to the current state of the economy.
Property operating expenses were $58.6 million for the nine months ended September 30, 2010. This represents an increase of $1.8 million, as compared to the prior period operating expenses of $56.8 million. The newly constructed apartment complexes has increased our operating expenses by $1.0 million as those properties were not fully completed in the prior year and the land portfolio has increased by $0.8 million due to a prior year real estate tax accrual adjustments that reduced expenses significantly, in comparison to the current year.
Depreciation and amortization expense were $20.8 million for the nine months ended September 30, 2010. This represents an increase of $1.5 million, as compared to the prior period expense of $19.3 million. This change, by segment, is an increase in the apartment portfolio of $1.5 million, of which $1.0 million is attributable to the developed properties and $0.5 million from the same properties.
General and administrative expenses were $5.0 million for the nine months ended September 30, 2010. This represents a decrease of $2.0 million, as compared to the prior period expense of $7.0 million. This change is due to a reduction in administrative expenses and cost reimbursements to our advisor, in addition to reductions in professional services.
Other income was $1.6 million for the nine months ended September 30, 2010, as compared to $3.6 million in the prior period. This represents a decrease of $2.0 million, which is primarily due to $2.8 million of gain recorded, in the prior period, on the disposition of our investment in the Korean REIT, offset by a fee for services rendered in connection with a sale of mineral rights, owned by a third party, in Poland.
Provision on impairment of notes receivable, investments in real estate partnerships, and real estate assets decreased by $28.6 million as compared to prior period. There were no impairment reserves taken in the current period. Impairment in the prior period was recorded as an additional loss of $1.8 million in the commercial portfolio, $18.0 million in land we currently hold and $8.8 million in land that was sold for a loss in subsequent periods.
Loss on land sales was $6.0 million for the nine months ended September 30, 2010. This represents a decrease of $12.3 million as compared to the prior period gain of $6.3 million.
Included in discontinued operations are a total of 10 and 16 properties for 2010 and 2009, respectively. Properties sold in 2010 have been reclassified to discontinued operations for current and prior year reporting periods. The gain on sale of the properties is also included in discontinued operations for those years.

About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers and developed and undeveloped land. The Company invests in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company’s website at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(dollars in thousands, except share and per share amounts)
Revenues:

Rental and other property revenues	$33,070	$33,643	$101,773	$100,581

Expenses:
Property operating expenses	19,288	19,617	58,663	56,825
Depreciation and amortization	6,996	6,381	20,842	19,309
General and administrative	1,346	2,564	4,976	7,014
Provision on impairment of notes receivable and real estate assets	—	—	—	28,575
Advisory fee to affiliate	3,054	3,073	9,112	8,874

Total operating expenses	30,684	31,635	93,593	120.597

Operating income (loss)	2,386	2,008	8,180	(20,016)

Other income (expense):
Interest income	669	582	2,360	1,949
Other income	640	295	1,554	3,579
Mortgage and loan interest	(15,262)	(16,717)	(48,376)	(47,999)
Earnings from unconsolidated subsidiaries and investees	(70)	(53)	(323)	(353)
Litigation settlement	—	(64)	—	681

Total other expenses	(14,023)	(15,957)	(44,785)	(42,143)

Loss before gain on land sales, non-controlling interest, and tax	(11,637)	(13,949)	(36,605)	(62,159)
Gain (loss) on land sales	(371)	—	(6,005)	6,296

Loss from continuing operations before tax	(12,008)	(13,949)	(42,610)	(55,863)
Income tax benefit	1,006	951	1,071	490

Net loss from continuing operations	(11,002)	(12,998)	(41,539)	(55,373)

Discontinued operations:

Loss from discontinued operations	(1,018)	(309)	(832)	(1,658)
Gain on sale of real estate from discontinued operations	3,893	3,027	3,754	3,559
Income tax expense from discontinued operations	(1,006)	(951)	(1,023)	(665)

Net income from discontinued operations	1,869	1,767	1,899	1,236

Net loss	(9,133)	(11,231)	(39,640)	(54,137)

Net (income) loss attributable to non-controlling interest	178	(62)	18	136

Net loss attributable to Transcontinental Realty Investors, Inc.	(8,955)	(11,293)	(39,622)	(54,001)

Preferred dividend requirement	(269)	(254)	(797)	(756)

Net loss applicable to common shares	$(9,224)	$(11,547)	$(40,419)	$(54,757)

Earnings per share — basic
Loss from continuing operations	$(1.37)	$(1.64)	$(5.22)	$(6.90)
Discontinued operations	0.23	0.22	0.23	0.15

Net loss applicable to common shares	$(1.14)	$(1.42)	$(4.99)	$(6.75)

Earnings per share — diluted
Loss from continuing operations	$(1.37)	$(1.64)	$(5.22)	$(6.90)
Discontinued operations	0.23	0.22	0.23	0.15

Net loss applicable to common shares	$(1.14)	$(1.42)	$(4.99)	$(6.75)

Weighted average common share used in computing earnings per share	8,113,495	8,113,669	8,113,610	8,113,669

Weighted average common share used in computing diluted earnings per share	8,113,495	8,113,669	8,113,610	8,113,669

Amounts attributable to Transcontinental Realty Investors, Inc.
Loss from continuing operations	$(10,824)	$(13,060)	$(41,521)	$(55,237)
Income from discontinued operations	1,869	1,767	1,899	1,236

Net loss	$(8,955)	$(11,293)	$(39,622)	$(54,001)

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2010	2009
	(dollars in thousands, except share and
	par value amounts)
Assets
Real estate, at cost	$1,424,078	$1,520,043
Real estate held for sale at cost, net of depreciation	16,251	5,147
Real estate subject to sales contracts at cost, net of depreciation	23,985	59,048
Less accumulated depreciation	(141,812)	(137,054)

Total real estate	1,322,502	1,447,184
Notes and interest receivable
Performing	69,579	48,051
Less allowance for estimated losses	(2,804)	(2,804)

Total notes and interest receivable	66,775	45,247
Cash and cash equivalents	5,037	5,665
Investments in unconsolidated subsidiaries and investees	8,745	9,358
Other assets	88,051	100,833

Total assets	$1,491,110	$1,608,287

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$1,055,811	$1,121,737
Notes related to assets held-for-sale	15,036	5,002
Notes related to subject to sales contracts	18,754	61,886
Affiliate payables	48,108	50,163
Deferred revenue (from sales to related parties)	89,129	60,678
Accounts payable and other liabilities	59,375	63,405

	1,286,213	1,362,871

Shareholders’ equity:
Preferred stock, Series C: $.01 par value, authorized 10,000,000 shares, issued and outstanding 30,000 shares in 2010 and 2009 respectively (liquidation preference $100 per share). Series D:
$.01 par value, authorized, issued and outstanding 100,000 shares in 2010 and 2009 respectively	1	1
Common stock, $.01 par value, authorized 10,000,000 shares; issued 8,113,669 and outstanding 8,113,469 and 8,113,669 for 2010 and 2009	81	81
Treasury stock at cost; 200 and 0 shares in 2010 and 2009	(2)	—
Paid-in capital	261,321	262,118
Retained earnings	(74,340)	(34,718)

Total Transcontinental Realty Investors, Inc. shareholders’ equity	187,061	227,482
Non-controlling interest	17,836	17,934

Total equity	204,897	245,416

Total liabilities and equity	$1,491,110	$1,608,287